UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2022

SITIO ROYALTIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38158	82-0820780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 640-7620

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	STR	New York Stock Exchange
Warrants to purchase Class A common stock	STR WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

First Amendment to 364-Day Bridge Term Loan Agreement

As previously announced by Sitio Royalties Corp. (the “Company”), on June 24, 2022, Sitio Royalties Operating Partnership, LP (“Sitio OpCo” or the “Borrower”), as borrower, entered into an unsecured 364-Day Bridge Term Loan Agreement with Bank of America, N.A., as Administrative Agent (the “Agent”) for the lenders (the “Lenders”), BofA Securities, Inc., as joint lead arranger and sole bookrunner, and Barclays Bank PLC and KeyBank National Association, as joint lead arrangers (the “Original Bridge Loan Agreement” and, as amended by the Bridge Amendment, the “Bridge Loan Agreement”).

On July 8, 2022 (the “Amendment Closing Date”), Sitio OpCo and the other guarantors party thereto entered into that certain First Amendment to 364-Day Bridge Term Loan Agreement (the “Bridge Amendment”), pursuant to which the Original Bridge Loan Agreement was amended to provide additional delayed draw term loan commitments (the “Delayed Draw Commitments”) in an aggregate principal amount of $175,000,000 for total commitments of $425,000,000.

If drawn, the entire amount of the proceeds may only be used to fund a portion of the purchase price for the Momentum Acquisition (as defined in the Bridge Amendment). The Delayed Draw Commitments terminate upon the occurrence of the earliest of (a) August 8, 2022, (b) the funding of the loans made pursuant to the Delayed Draw Commitments, (c) the receipt by the Company, the Borrower, or any restricted subsidiary of net cash proceeds from certain debt and equity issuances, (d) the consummation of the Momentum Acquisition without the use of proceeds from loans made pursuant to the Delayed Draw Commitments or (e) the termination of the Bridge Loan Agreement.

The above references to and description of the Bridge Amendment do not purport to be complete and are qualified in their entirety by reference to the Bridge Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Second Amendment to Second Amended and Restated Credit Agreement

As previously announced by the Company, on June 7, 2022, Sitio OpCo, as borrower, and the other guarantors party thereto entered into that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as the administrative agent and issuing bank, the lenders and the other financial institutions from time to time party thereto, pursuant to which the lenders thereunder made loans and other extensions of credit to the borrower thereunder, which was subsequently amended on June 24, 2022 by that certain First Amendment to Credit Agreement (the “RBL First Amendment”), pursuant to which, among other things, the Credit Agreement was amended to permit the borrowings under the Original Bridge Loan Agreement and permit the transactions contemplated by the Bridge Loan Agreement.

On the Amendment Closing Date, Sitio OpCo and the other guarantors party thereto entered into that certain Second Amendment to Credit Agreement (the “RBL Second Amendment”), pursuant to which the Credit Agreement was amended to permit the additional borrowings under the Bridge Amendment and permit the transactions contemplated by the Bridge Amendment. The RBL Second Amendment waives the Borrowing Base reduction that would otherwise apply to the incurrence of Permitted Additional Debt (as defined in the RBL Second Amendment) up to an aggregate additional amount of $50 million if incurred within 30 days of the closing of the RBL Second Amendment to fund a portion of the purchase price of the Momentum Acquisition.

The above references to and description of the RBL Second Amendment do not purport to be complete and are qualified in their entirety by reference to the RBL Second Amendment, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 regarding the Bridge Amendment and RBL Second Amendment are incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to 364-Day Bridge Term Loan Agreement, dated as of July 8, 2022, among Sitio Royalties Operating Partnership, LP, as borrower, the lenders party thereto and Bank of America, N.A., as the administrative agent.

10.2	Second Amendment to Second Amended and Restated Credit Agreement, dated as of July 8, 2022, among Sitio Royalties Operating Partnership, LP, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as the administrative agent and issuing bank.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITIO ROYALTIES CORP.

Date: July 13, 2022

	By:	/s/ Brett S. Riesenfeld
Brett S. Riesenfeld
Executive Vice President, General Counsel and Secretary

4